THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO

Herb Mee, Jr., President

CLAIM CONSTRUCTION RULING ISSUED

IN STARPAY’S PATENT LITIGATION AGAINST VISA

FOR IMMEDIATE RELEASE: Tuesday, September 18, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) announced today that an important milestone has been reached in a subsidiary’s case against Visa.

Herb Mee, Jr., Beard’s President, reported that Judge Lindsey, in the Federal Court for the Northern District of Texas, recently issued a ruling on claim construction, commonly referred to as a Markman ruling, in starpay’s patent infringement and trade secret litigation against Visa. Judge Lindsey adopted nine of the 14 claim constructions previously suggested by Magistrate Sanderson.  He modified the five other claim constructions.  Judge Lindsey did not modify Magistrate Sanderson’s previous finding that 24 of the 28 claims asserted by the Plaintiffs were valid.

This ruling allows the patent infringement action to proceed immediately as no appeal is allowed from this intermediate ruling.  Noteworthy among the changes is the definition of a “unique transaction identifier” or UTID.  Visa had asked that the UTID be defined as a globally unique data string, and Judge Lindsey refused to adopt that construction, construing the UTID more broadly in a manner more favorable to starpay’s patent infringement claims. Based on the ruling, starpay anticipates filing a motion for summary judgment asking the Court to rule in their favor as a matter of law, and starpay anticipates that Visa will also file a summary judgment motion.

“We are pleased that Judge Lindsey has issued his ruling and that the case is now in a position to move forward,” Mee stated.

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, CO2 gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Fax Number (405) 842-9901	Email: hmee@beardco.com

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